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                                                                 Exhibit (d)(4)

                                                                 EXECUTION COPY

                                                                 March 11, 2003


Mr. Isaak Karaev
Multex.com, Inc.
100 William Street, 7th Floor
New York, New York 10038

Dear Mr. Karaev:

                  We refer to that Stockholder Tender and Voting Agreement, dated as of February 17, 2003 (the "Agreement"), among Reuters Group PLC ("Reuters"), Proton Acquisition Corporation ("Purchaser"), you and certain other individuals listed on the signature pages thereto. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

                  Pursuant to Section 4.1(a)(i) of the Agreement, you have agreed that, except as contemplated by the terms of the Agreement, you shall not sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, your Subject Shares to any person, other than Purchaser or Purchaser's designee. In addition, pursuant to
Section 5.9 of the Agreement, you authorized Purchaser's counsel to notify the Company's transfer agent that there is a stop transfer restriction with respect to all of your Subject Shares.

                  Reuters and Purchaser hereby waive their rights related to
Section 4.1(a)(i) of the Agreement to the extent, and only to the extent, necessary to permit you to transfer, pledge or assign up to 20,000 of your Subject Shares; provided, however, that such transfer, pledge or assignment must
(1) in its entirety be a (or more than one) "charitable contribution" as such term is defined in Section 170 of the Internal Revenue Code of 1986, as amended (the "Code") and (2) be a gift/donation by you for which no consideration is received by you, any member of your family or any of your affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended).

                  You agree that, and Reuters' and Purchaser's waiver contained in the paragraph above shall only be effective if, any filing made with any court, arbitral tribunal, administrative agency or commission (including any Statement of Changes in Beneficial Ownership of Securities on Form 4 filed with the Securities and Exchange Commission) or other governmental or other regulatory authority or agency, foreign or domestic, in connection with any transfer, pledge or assignment made by you in reliance on this letter, shall clearly indicate that such transfer, pledge or assignment was (1) in its entirety a "charitable contribution" as such term is defined in the Code and
(2)a
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gift/donation made by you for which no consideration was received by you, any member of your family or any of your affiliates.

                  Upon your submission to Reuters and Purchaser of evidence, satisfactory to Reuters and Purchaser, that a transfer, pledge or assignment of your Subject Shares complies with the provisions of this letter and the Agreement, Purchaser's counsel shall notify the Company's transfer agent that, notwithstanding any stop transfer restriction pursuant to Section 5.9 of the Agreement, the transfer agent may effect such transfer, pledge or assignment on the books of the Company. Except and solely to the extent provided for herein, the Agreement shall remain in full force and effect in accordance with its terms.


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                                  REUTERS GROUP PLC


                                  By:    /s/ Christopher Ahearn
                                        ----------------------------------------
                                        Name:   Christopher Ahearn
                                        Title:  Attorney in Fact




                                  PROTON ACQUISITION CORPORATION


                                  By:   /s/ Christopher Ahearn
                                        ----------------------------------------
                                        Name:   Christopher Ahearn
                                        Title:  President

Accepted and agreed as of
the date first above written:


 /s/ Isaak Karaev
 -------------------------------
          ISAAK KARAEV


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